Exhibit 99.1

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 324-7318
ASHFORD HOSPITALITY REFINANCES TO EXTEND LOAN MATURITIES
AND SELLS NOTE TO IMPROVE LIQUIDITY
DALLAS — (November 19, 2009) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the refinancing of its remaining 2010 debt maturity and significant progress on the Company’s 2011 maturities through transactions with Prudential Mortgage Capital Company and Wheelock Street Capital. The $145.0 million non-recourse financing includes an A-Note from Prudential and a B-Note from Wheelock Street with a combined interest rate of 12.26% and a term of six years.
The loans are secured by the Embassy Suites Crystal City, Embassy Suites Orlando Airport, Embassy Suites Santa Clara, Embassy Suites Portland and the Hilton Costa Mesa. The proceeds pay off a $75.0 million loan maturing in 2010 and a $65.2 million loan maturing in 2011 that are secured by the five properties, and provide $4.0 million for capital improvements to be drawn over a 24-month period. The Hilton Auburn Hills and the Hilton Rye Town, which were included in the maturing loans, are now unencumbered. Hodges Ward Elliott represented the Company in the transaction.
During 2009, the Company has completed $265.3 million of loan financings and/or extensions. The combined net proceeds from the year to date financings exceeded the existing loan balances and closing costs. Ashford’s blended weighted average interest rate following the refinancing is 3.62%, assuming the offset to interest expense from the benefit of the interest rate swap. In terms of non-extendable loans coming due, the Company has no further 2009 maturities (except for the previously announced Hyatt Regency Dearborn loan maturity acceleration via foreclosure proceeding), no remaining 2010 maturities, and $229.0 million in 2011. The Company’s unrestricted cash balance as of the end of the third quarter was $197.9 million.
The Company also completed the sale of the Westin Westminster mezzanine loan that was defeased by the original borrower in 2007 as part of a refinancing. The total gross proceeds received by the Company amounted to $13.6 million before transaction costs. The loan had an outstanding balance of $11.0 million with a September 1, 2011 maturity. The Company negotiated for the release of the portfolio of government agency securities serving as the defeased loan collateral, and sold the actual securities via an auction. The Company obtained pricing in excess of the par amount due to the high pay coupon compared to current market rates.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Closes $145 Million in New Financings

November 19, 2009
Commenting on the announcements, Monty Bennett, Chief Executive Officer, said, “We are pleased to be able to close this financing during this challenging period in the credit markets. Prudential and Wheelock Street demonstrated professionalism throughout this process. Our proactive capital allocation strategy continues to enhance our balance sheet and liquidity, thereby allowing us to focus on transactions that have the greatest value impact for our shareholders.”
Merrick Kleeman, a Managing Partner of Wheelock Street Capital, added, “Outstanding work by talented professionals at Ashford, Prudential and Wheelock made this transaction possible. This portfolio is geographically diversified and well-maintained, and has performed extraordinarily well during the recent downturn. The Ashford refinancing is an excellent first investment opportunity for our firm and we look forward to working constructively with many other owners to provide capital solutions as they refinance or recapitalize assets.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, second mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Wheelock Street Capital, L.L.C. is a real estate private equity firm founded in 2008 by Merrick R. Kleeman and Jonathan H. Paul. Wheelock Street pursues a highly focused, fundamentally-driven investment strategy. Backed by established institutional capital, the Company is currently pursuing acquisitions and recapitalizations of real estate and operating platforms in the hospitality, multifamily, condominium and residential land/homebuilding sectors. Additional information may be obtained by contacting (203) 413-7700.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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